Exhibit 99.1

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams Headgate Partners LLC 530.265.9899, 530.265.9699 fax email: claire@headgatepartners.com	James Moniz, CFO Nanometrics Incorporated 408.545.6145, 408.521.9370 fax email: jmoniz@nanometrics.com

Nanometrics Reports Fourth Quarter and Full Year 2009 Financial Results

Product Revenues Up 23% Sequentially; Product Gross Margin 53%; Cash Increased to $43.5M

MILPITAS, Calif., February 18, 2010 — Nanometrics Incorporated (Nasdaq: NANO), a leading supplier of advanced process control metrology systems used primarily in the manufacturing and packaging of semiconductors, solar photovoltaics and high-brightness LEDs, today announced financial results for its fiscal fourth quarter and full year ended January 2, 2010.

Highlights for the fourth quarter include:

-	Product revenues increased 23% over the third quarter of 2009

-	Total revenues of $26.3 million, up 2% quarter-on-quarter and 29% year-on-year

-	Product gross margin improved to a four-year high of 53.3%

-	Non-GAAP operating income of $2.8 million

-	Completion of an equity offering, with net proceeds to the Company of $23.3 million

-	Further customer adoption of Nanometrics’ optical critical dimension (OCD), thin film and overlay metrology solutions

Commenting on the fourth quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “We are pleased to report continued revenue growth and operating profitability in the fourth quarter of 2009. For the third quarter in a row we achieved double-digit growth in product revenues and continued improvement of product gross margin. We believe this speaks directly to the competitiveness of our product offerings and the efficiency of our operations.

“Our business is benefiting from technology wins of our differentiated Atlas®, CaliperTM, LynxTM and NanoCDTM Suite metrology solutions, with leading semiconductor manufacturers over the last few quarters, which in turn have led to increases in multi-system orders for our OCD and thin film systems on a worldwide basis. We have also seen further growth in sales of our HB-LED metrology systems.

“During the quarter, we completed a $33.8 million equity offering, of which 2.3 million shares were issued by the Company and 0.7 million shares were sold by our retired company founder, Vincent Coates. This offering resulted in $23.3 million in net proceeds to the Company, bolstering our balance sheet and providing working capital to fund the future growth we expect in the coming years.

“In the near term, we expect the favorable environment for semiconductor capital spending to continue, and we anticipate that our results for the first quarter of 2010 will show significant revenue growth. Longer term, improvements in the industry combined with market share gains and expanded served markets such as Wafer Scale Packaging should help drive continued revenue growth, positive cash flow and increasing profitability for Nanometrics in the quarters to come.”

Fourth Quarter 2009 Summary

Revenues were $26.3 million, up 2% from $25.8 million in the third quarter of 2009 and up 29% from $20.5 million in the fourth quarter of 2008. Product revenues of $20.0 million increased 23% from $16.3 million in the prior quarter and were up 56% from the year-ago period, while service revenues declined 34% and 17%, respectively, as a result of decreased revenues from upgrades for the quarter. Gross margin of 50.7% decreased compared to 54.0% in the prior quarter as a result of a lower contribution of upgrades to service revenue, and increased compared to 42.1% in the year-ago period as a result of higher product sales and improved factory absorption, which contributed to a four-year high product gross margin of 53.3%.

Operating expenses were $12.7 million, up 2% compared to $12.4 million in the third quarter of 2009 and up 5% from $12.1 million in the year-ago period. The sequential increase primarily reflects a reduction in the number of unpaid employee days off, while the year-over-year increase reflects added expenses relating to the acquisition of the Unifire business completed in June 2009, partially offset by ongoing expense reductions throughout the year.

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Net loss was $0.3 million, or $0.01 per diluted share, compared to net income of $1.6 million, or $0.08 per share, in the third quarter of 2009 and a net loss of $2.6 million, or $0.14 per share, in the fourth quarter of 2008. Non-GAAP operating income was $2.8 million, compared to non-GAAP operating income of $4.0 million in the prior quarter and non-GAAP operating loss of $1.2 million in the year-ago period.

Fiscal Year 2009 Summary

Revenues were $76.7 million, down 25% from $102.1 million in fiscal 2008. Despite the decline in revenues, gross margin increased by 330 basis points, from 43.8% to 47.1%, reflecting product competitiveness and improvements to our cost structure. Excluding restructuring and asset impairment charges, operating expenses of $46.4 million decreased 20% from $58.1 million in fiscal 2008 as a result of company-wide cost reductions. Net loss was $16.3 million, or $0.87 per share, compared to net loss of $82.7 million, or $4.46 per share, for fiscal 2008. Non-GAAP operating loss was $2.2 million, compared to non-GAAP operating loss of $1.1 million in fiscal 2008.

Conference Call Details

A conference call to discuss the fourth quarter and full year 2009 results will be held today at 5:00 p.m. EST (2:00 p.m. PST). To participate in the conference call, the dial-in numbers are (866) 543-6405 for domestic callers and (617) 213-8897 for international callers. The passcode is 28711511. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information

Financial results such as non-GAAP operating income, which exclude certain charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, asset impairments, restructuring and other special items, to evaluate the company’s ongoing cash-based operating results. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor’s ability to view the company’s results from management’s perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics

Nanometrics is a leader in the design, manufacture and marketing of high-performance process control metrology systems used primarily in the manufacturing of semiconductors, advanced wafer-scale packaging, solar photovoltaics and high-brightness LEDs, as well as by customers in the silicon wafer and data storage industries. Nanometrics standalone and integrated metrology systems measure various thin film properties, critical dimensions, overlay control, topography, and optical, electrical and material properties, including the structural composition of silicon, compound semiconductor and photovoltaic devices, during various steps of the manufacturing process, from front end of line substrate manufacturing through die preparation for advanced packaging. These systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Market under the symbol NANO. Nanometrics’ website is http://www.nanometrics.com.

Forward Looking Statements

This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics’ expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics’ financial statements and periodic report on Form 10-K for the year ended January 2, 2010, the continued adoption and competitiveness of its products, the expansion of the company’s served markets and future revenue growth, profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including slower-than-anticipated market adoption, changes in product mix, a contraction in current levels of industry spending and increased operating expenses. For additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended December 27, 2008 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(Unaudited)

	January 2, 2010	December 27, 2008
ASSETS
Current assets:
Cash and cash equivalents	$43,526	$23,980
Accounts receivable, net of allowances of $241 and $309, respectively	23,047	17,143
Inventories	31,472	31,583
Inventories—delivered systems	1,175	205
Assets held for sale	220	—
Prepaid expenses and other	2,182	1,838
Deferred income tax assets	245	350

Total current assets	101,867	75,099
Property, plant and equipment, net	36,365	40,136
Intangible assets, net	7,067	6,901
Deferred income tax assets—long term	612	—
Other assets	1,559	1,718

Total assets	$147,470	$123,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$—
Accounts payable	5,762	4,824
Accrued payroll and related expenses	4,012	3,435
Deferred revenue	5,162	1,539
Other current liabilities	8,952	5,800
Income taxes payable	865	1,187
Current portion of debt obligations	343	413

Total current liabilities	25,096	17,198
Deferred revenue	646	162
Other long-term liabilities	2,235	644
Debt obligations due after one year	12,739	13,083

Total liabilities	40,716	31,087
Stockholders’ equity
Common stock, $0.001 par value; 47,000,000 shares authorized; 21,506,791 and 18,413,054, respectively, outstanding	21	18
Additional paid-in capital	218,308	189,927
Accumulated deficit	(112,948)	(96,643)
Accumulated other comprehensive income (loss)	1,373	(535)

Total stockholders’ equity	106,754	92,767

Total liabilities and stockholders’ equity	$147,470	$123,854

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three-Months Ended		Year Ended
	January 2, 2010	December 27, 2008	January 2, 2010	December 27, 2008
Net revenues:
Products	$20,013	$12,852	$49,153	$75,596
Service	6,306	7,623	27,554	26,505

Total net revenues	26,319	20,475	76,707	102,101

Costs of net revenues:
Cost of products	9,345	7,718	26,594	38,692
Cost of service	3,639	4,127	13,992	18,675

Total costs of net revenues	12,984	11,845	40,586	57,367

Gross profit	13,335	8,630	36,121	44,734
Operating expenses:
Research and development	4,278	4,003	14,672	17,110
Selling	4,240	3,835	15,072	17,798
General and administrative	3,741	3,928	15,168	19,689
Amortization of intangible assets	411	316	1,535	3,531
Asset impairment	—	—	1,899	68,545
Restructuring charge	—	—	1,134	1,525

Total operating expenses	12,670	12,082	49,480	128,198

Income (loss) from operations	665	(3,452)	(13,359)	(83,464)
Other income (expense):
Interest income	14	29	53	185
Interest expense	(552)	(292)	(1,658)	(635)
Other, net	(532)	1,060	(1,927)	1,624

Total other income (expense), net	(1,070)	797	(3,532)	1,174

Loss before income taxes	(405)	(2,655)	(16,891)	(82,290)
Provision (benefit) for income taxes	(123)	(14)	(586)	436

Net loss	$(282)	$(2,641)	$(16,305)	$(82,726)

Net loss per share:
Basic	$(0.01)	$(0.14)	$(0.87)	$(4.46)

Diluted	$(0.01)	$(0.14)	$(0.87)	$(4.46)

Shares used in per share calculation:
Basic	19,017	18,385	18,639	18,546

Diluted	19,017	18,385	18,639	18,546

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Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

(Unaudited)

	Three-Months Ended		Year Ended
	January 2, 2010	December 27, 2008	January 2, 2010	December 27, 2008
Income (loss) from operations	$665	$(3,452)	$(13,359)	$(83,464)

Non-GAAP Adjustments:
Amortization of intangible assets	411	316	1,535	3,531
Depreciation	865	843	3,152	3,675
Amortization of demonstration systems	332	342	1,405	1,223
Asset impairment	—	—	1,899	68,545
Stock-based compensation	481	744	2,054	3,881
Restructuring charge	—	—	1,134	1,525

Non-GAAP Operating Income (Loss)	$2,754	$(1,207)	$(2,180)	$(1,084)

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